Exhibit 99.4

	Information Services and Technology Solutions
	Quarterly 2009 Data

	Three Months Ended
$ in millions	March 31	June 30	September 30	December 31	Total
Revenues
Transaction and Clearing Fees	$—	$—	$—	$—	$—
Market Data	33	34	35	38	140
Listing	—	—	—	—	—
Technology Services	50	58	49	65	222
Other Revenue	—	—	—	—	—

Total Revenue	83	92	84	103	362

Transaction-based Expenses:
Section 31 Fees	—	—	—	—	—
Liquidity Payments, Routing & Clearing	—	—	—	—	—

Total Revenue, Less Transaction-based Expenses	83	92	84	103	362

Merger Expenses & Exit Costs (M&E)	5	7	6	9	27
Other Operating Expenses	72	71	82	84	309

Operating Income — GAAP	$6	$14	$(4)	$10	$26

Operating Income — Excluding M&E	$11	$21	$2	$19	$53

Operating Margin — Excluding M&E	13%	23%	2%	18%	15%
Certain items in the table above have been reclassified to conform to the anticipated presentation in our 2010 results of operations. To supplement NYSE Euronext’s consolidated financial statements prepared in accordance with GAAP and to better reflect period-over-period comparisons, NYSE Euronext uses non-GAAP financial measures of performance, financial position or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure, calculated and presented in accordance with GAAP. Non-GAAP financial measures do not replace and are not superior to the presentation of GAAP financial results, but are provided to (i) present the effects of certain merger expenses, exit costs and other special items and (ii) improve overall understanding of NYSE Euronext’s current financial performance and its prospects for the future. Specifically, NYSE Euronext believes the non-GAAP financial results provide useful information to both management and investors regarding certain additional financial and business trends relating to financial condition and operating results. In addition, management uses these measures for reviewing financial results and evaluating financial performance. The non-GAAP adjustments for all periods presented are based upon information and assumptions available as of the date of this filing.